Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated February 11, 2021 on the 2020 and 2019 consolidated financial statements included in the Annual Report of Inuvo, Inc. on Form 10-K for each of the years in the two-year period ended December 31, 2020. We hereby consent to the incorporation by reference of said report in the Registration Statements of Inuvo, Inc. on Form S-3 (File No. 333-239147, effective June 25, 2020) and Forms S-8 (File No. 333-220313, effective September 1, 2017, File No. 333-220320, effective September 1, 2017, File No. 333-252404, effective January 25, 2021 and File No. 333-252403, effective January 25, 2021).

February 11, 2021
Clearwater, Florida